February 27, 2018

Jeffrey Kersten

17672 Laurel Park Drive N.

Livonia, MI 48152

Re: Amendment to Employment Agreement With Respect to Vesting of LTI Awards

Dear Jeff,

Reference is made to the Employment Agreement, dated as of August 31, 2016, between you and Tower Automotive Operations USA I, LLC (the “Employment Agreement”).

This is to confirm that, effective the date hereof, Section 4.7 of the Employment Agreement is hereby amended in its entirety, to read as follows:

“4.7Accelerated Vesting of Equity and LTI Awards.  Notwithstanding anything in the 2010 Plan or any award agreement issued thereunder to the contrary, all then outstanding awards granted to the Employee pursuant to the 2010 Plan, including equity-based awards, performance awards (payable in cash and/or stock) and awards granted prior to the Effective Date (the “2010 Plan Awards”), shall immediately become fully vested upon the consummation of a Change in Control (as defined below) (assuming, in the case of each performance award, target level performance for the entire performance period (without proration of the amount payable thereto). For purposes of this Agreement, “Change in Control” shall be defined as set forth in Section 2.6 of the 2010 Plan on the Effective Date of this Agreement.”

Except as provided by this letter, the provisions of the Employment Agreement shall remain in full force and effect.

Please acknowledge your agreement with the foregoing by countersigning this letter below and returning it to me.

Regards,

/s/ James C. Gouin

James C. Gouin

Chief Executive Officer

Acknowledged and agreed:

/s/ Jeffrey Kersten

Jeffrey Kersten

Date: February 27, 2018